Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
                 Andrew J. Dennard
                 (713) 943-7574

Mexican Restaurants, Inc.
Announces First Quarter Operating Results- Revenues Up 7.9% and Net Income Up 13.4%
(NASDAQ:CASA)

Houston, Texas (May 9, 2006) For the first quarter ended April 2, 2006, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $765,946 or $0.21 cents per diluted share, compared with net income of $675,147 or $0.18 per diluted share for the first quarter of fiscal 2005. In addition, net income increased 13.4% compared with the first quarter of fiscal 2005.

The Company’s revenues for the first quarter of fiscal 2006 increased $1.6 million or 7.9% to $21.7 million compared with $20.1 million for the same quarter in fiscal 2005. Restaurant sales for first quarter 2006 increased $1.6 million or 8.0% to $21.5 million compared with $19.9 million for the first quarter of fiscal 2005. Approximately 62.0% of the increase in revenues reflects positive same-restaurant sales (the ninth consecutive quarter of positive same-restaurant sales). For the first quarter ended April 2, 2006, total system same-restaurant sales increased 4.1%, Company-owned same-restaurant sales increased 5.1% and franchised-owned same restaurant sales increased 1.2%. The remaining increase in restaurant sales reflects new restaurant additions.

Commenting on the Company’s first quarter results, Curt Glowacki, Chief Executive Officer, stated, “The Company’s first quarter results are indicative of how consumers have continued to respond to our value and service offerings. Same-restaurant sales were up and restaurant margins improved compared with the first quarter in fiscal 2005. During the first quarter of fiscal 2006, we opened one new restaurant in Oklahoma that is exceeding our sales expectations and we signed a lease for a restaurant we plan to open in Texas during the third quarter of fiscal 2006. These results and initiatives are a reflection of our ongoing commitment to generate growth while running a profitable company.”

Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 61 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(unaudited)

	13-Week	13-Week
	Period Ended	Period Ended
	4/02/2006	4/03/2005
Revenues:
Restaurant sales	$21,490,234	$19,902,501
Franchise fees, royalties and other	168,699	175,690
	21,658,933	20,078,191

Costs and expenses:
Cost of sales	5,919,221	5,372,291
Labor	6,874,744	6,524,294
Restaurant operating expenses	4,941,691	4,590,533
General and administrative	1,862,091	1,789,735
Depreciation and amortization	754,544	649,906
Pre-opening costs	49,737	989
Hurricane Rita losses	19,463	-
Loss on sale of assets	5,959	2,192
	20,427,450	18,929,940

Operating income	1,231,483	1,148,251

Other income (expense):
Interest income	630	630
Interest expense	(110,199)	(150,578)
Other, net	23,798	42,190
	(85,771)	(107,758)

Income from continuing operations before income taxes	1,145,712	1,040,493
Income tax expense	379,766	342,300
Income from continuing operations	765,946	698,193

Discontinued Operations:
Loss from discontinued operations	-	(36,627)
Income tax benefit	-	13,581
Loss from discontinued operations	-	(23,046)

Net income	$765,946	$675,147

Basic income per share
Income from continuing operations	$0.23	$0.21
Loss from discontinued operations	-	(0.01)
Net income	$0.23	$0.20

Diluted income per share
Income from continuing operations	$0.21	$0.19
Loss from discontinued operations	-	(0.01)
Net income	$0.21	$0.18

Weighted average number of shares (basic)	3,356,977	3,414,805

Weighted average number of shares (diluted)	3,634,802	3,732,401